Exhibit 99.1

Contact:
Jeff Misakian, Valeant Pharmaceuticals
714-545-0100 ext. 3309

VALEANT PHARMACEUTICALS REPORTS SECOND QUARTER 2004 RESULTS

—Specialty Pharmaceutical Product Sales Advance 12 Percent –
— North America Leads Sales Advance with 35 Percent Increase —
— Pace of Manufacturing Rationalization Plan Accelerates –

     COSTA MESA, Calif., August 5, 2004 – Valeant Pharmaceuticals (NYSE: VRX) today announced second quarter 2004 revenues of $170.4 million, compared with $183.5 million in the same period last year. Specialty pharmaceutical product sales increased 12 percent to $147.6 million in the 2004 second quarter, compared with $131.5 million reported in the same period last year. As expected, ribavirin royalties declined 56 percent to $22.7 million in the second quarter of 2004, compared to the $52.0 million reported in the same period last year.

     The company reported a net loss for the 2004 second quarter of $41.3 million, or $0.49 per diluted share, compared with net income of $14.9 million, or $0.18 per diluted share, in the same period last year. The loss from continuing operations in the 2004 second quarter was $27.3 million, or $0.32 per diluted share. Excluding non-GAAP adjustments totaling $29.3 million, Valeant reported income from continuing operations for the 2004 second quarter of $2.0 million, or $0.02 per diluted share, compared to income from continuing operations of $17.4 million, or $0.21 per diluted share, recorded in the same period a year ago.

     The non-GAAP adjustments are discussed in detail below. A reconciliation of GAAP to non-GAAP results is also provided in Tables 2-4.

     The results for the 2004 second quarter, compared to the same period last year, primarily reflect the decrease in royalty revenue, as well as an increase in selling and research and development expenses, partially offset by higher product sales.

     “We’re very pleased with the progress that we continue to make in the strategic turnaround of our specialty pharmaceuticals business,” Chairman and Chief Executive Officer, Robert W. O’Leary said. “Execution of the operational elements of our strategic plan is ahead of schedule. As a result, we reported second quarter earnings before adjustments that were an improvement over the immediately preceding quarter. We will continue to make investments that will build a platform for long-term, sustainable growth, and, at the same time, drive improvement in our core business for the remainder of the year.”

     Non-GAAP adjustments in the 2004 second quarter included a previously announced $20.2 million impairment charge related to the sale of certain manufacturing facilities in accordance with the company’s manufacturing cost improvement plan, a $5.9 million loss on extinguishment of debt resulting from the company’s previously announced repurchase of its 6 1/2 percent convertible subordinated notes, and a $4.5 million sales force reduction charge to restructure the company’s sales force in Spain and Portugal. In addition, the company recorded a $1.8 million tax provision for a settlement of a tax dispute with Puerto Rican tax authorities associated with 1998 and 1999 tax returns filed by the company’s previous management.

     The product sales increase in the 2004 second quarter over the same period last year was led by the company’s global brands, which grew 16 percent, as well as increased sales of other key products across all regions. North America recorded the strongest regional growth with a 35 percent increase in second quarter 2004 sales to $35.3 million, compared with $26.1 million in the same quarter of 2003. The improvement in North America was primarily driven by increased sales of Kinerase®, Oxsoralen® and Cesamet®, along with sales from recently acquired products, including Tasmar® and Permax®.

     European product sales in the 2004 second quarter totaled $60.1 million, compared with $59.3 million in the same period last year. European product sales were favorably impacted by foreign currency translation gains of $2.1 million. Europe benefited from increased sales of Mestinon® and recently launched Dermatix®. Government mandated price reductions continued to have an impact on sales in certain markets in Europe. Valeant took steps in the second quarter to realign its sales force in Spain and Portugal. The resulting reduction in the sales force led to the $4.5 million charge discussed above, which is recorded in selling, general and administrative expenses.

     Sales in Latin America increased 8 percent to $36.5 million in the second quarter of 2004, compared with $33.7 million in the same period last year. Valeant also took action in the second quarter to realign its sales force in Latin America, which will result in the elimination of 250 contract sales positions, of which 120 positions were eliminated in the second quarter. Sales in the AAA region totaled $15.8 million in the 2004 second quarter, an increase of 27 percent over the $12.5 million recorded in the same period last year.

     The decline in royalty revenue was expected and reflects a decrease in sales of licensed ribavirin in the U.S. due to generic competition.

     The company’s gross margin increased to 69 percent in the 2004 second quarter versus 64 percent in the same period in the prior year. The improved gross margin primarily reflects the increase in sales from North America, a focus on higher margin products and ongoing cost control within the company’s global manufacturing and supply chain operations. These factors were partially offset by costs associated with the implementation of the manufacturing and supply chain cost improvement program, which was initiated in the third quarter of 2003 and is targeted to generate cumulative cost savings of $150-200 million by 2008, as previously communicated.

     Valeant has made significant progress toward the sale of certain manufacturing facilities, most notably those in Spain, Argentina and Warsaw, Poland; several bids have been submitted for the sale of these facilities. The impairment and related charges recorded on these facilities of $20.2 million in the 2004 second quarter reflects the accelerated pace of their disposition. Minimal tax benefits were recorded on the impairment charge, reflecting the uncertainty of the realization of these benefits in the markets where the facilities are located.

     Selling expenses in the 2004 second quarter were $53.6 million. General and administrative expenses were $24.8 million. Excluding the severance costs discussed above, selling expenses in the second quarter were $50.2 million, compared to $43.4 million in the same period last year, reflecting investment in targeted marketing campaigns for the company’s global products, as well as a significant entry into neurology in the U.S., while general and administrative costs in the second quarter declined 10 percent to $23.7 million, compared to the same period last year. Based on the substantial improvements made in overhead costs, the company currently expects that its general and administrative expenses will be 18-19 percent of sales in 2004, versus management’s previous guidance of 20-21 percent of sales.

     Selling, general and administrative expenses were 53 percent of sales in the 2004 second quarter. Excluding the sales force reduction costs in Spain and Portugal discussed above, selling, general and administrative expenses were 50 percent of sales in the 2004 second quarter, compared to 53 percent in the same period last year.

     Research and development costs in the 2004 second quarter increased significantly over last year to $20.9 million, primarily due to the acceleration of clinical trials for Viramidine and remofovir. Valeant recently completed enrollment in VISER1, the first of two pivotal studies being conducted for Viramidine, and began enrollment in VISER2, the second study, in June 2004. A phase 2 study for remofovir was also initiated in the second quarter, as planned. Amortization expense in the 2004 second quarter was $14.1 million, an increase of 81 percent over the same period last year, reflecting the company’s purchase last year of the minority interest in Ribapharm and the recent purchase of Amarin and Tasmar.

     Net interest expense increased 69 percent in the second quarter to $11.2 million, primarily due to new debt issued in late 2003 in conjunction with the company’s refinancing initiative. Interest expense for the quarter includes $4.8 million attributable to the remaining 6 1/2 percent convertible notes, which were redeemed in July 2004. In the second quarter of 2004, the company repurchased $89.4 million in principal amount of the 6 1/2 percent notes, resulting in the loss on extinguishment of $5.9 million. The redemption of the remaining $236.6 million in notes in July 2004 resulted in a loss on extinguishment of $14.0 million, which will be recorded in the third quarter of 2004.

     The tax adjustment of $1.8 million in the 2004 second quarter for a dispute with Puerto Rican tax authorities discussed above related to 1998 and 1999 tax returns. Excluding all non-GAAP adjustments, Valeant expects to record a tax provision of 26 percent in 2004. Including the Puerto Rico tax adjustment, the company’s effective tax rate for the year is expected to be 37 percent. In 2005, the company believes the effective rate will be between 33 percent and 35 percent.

     As previously announced, the company recently sold its raw materials and manufacturing operations in the Czech Republic. The operations sold were recorded as discontinued operations. In addition, the company recorded a pre-tax charge of $16 million ($10.1 million after taxes) in discontinued operations in the 2004 second quarter for environmental remediation costs associated with a facility that was part of the company’s Biomedicals division divested last year.

Balance Sheet

     Cash at June 30, 2004 totaled $717.8 million, compared with $872.1 million at year-end 2003. The decrease in cash was primarily due to the repurchase of $89.4 million in convertible notes discussed above. EBITDA, excluding non-GAAP adjustments, declined to $65.0 million in the first six months of 2004, compared to $109.2 million in the same period last year, primarily due to the significant decline in royalty revenue and increase in research and development expenditures. Accounts receivable decreased to $139.1 million at June 30, 2004, down from $162.4 million at year end 2003.

About Valeant

     Valeant Pharmaceuticals International (NYSE: VRX) is a global, publicly traded, research-based specialty pharmaceutical company that discovers, develops, manufactures and markets a broad range of pharmaceutical products. More information about Valeant can be found at www.valeant.com.

FORWARD-LOOKING STATEMENTS

     This press release contains forward looking statements that involve risk and uncertainty, including, but not limited to, projections of future sales, royalty income, operating income, returns on invested assets, regulatory approval processes, competition from generic products, marketplace acceptance of the company’s products, success of the company’s strategic repositioning initiatives and the ability of management to execute them, cost-cutting measures, success of the company’s strategic plan and the ability to achieve financial targets and cost reduction goals, and other risks detailed from time to time in Valeant’s SEC filings. These statements are based on management’s current expectations and involve risks and uncertainties which include, Valeant’s ability to retain key employees, reduce costs, general economic factors and business and capital market conditions, general industry trends and changes in tax law requirements and government regulation. Valeant wishes to caution the reader that these factors, as well as other factors described in Valeant’s SEC filings, are among the factors that could cause actual results to differ materially from the expectations described in the forward looking statements.

###

Financial Tables Follow

Valeant Pharmaceuticals International	Table I
Consolidated Condensed Statement of Income
for the three and six months ended June 30, 2004 and 2003

	Three Months Ended			Six Months Ended
	June 30,			June 30,
In thousands, except per share data	2004	2003	% Change	2004	2003	% Change
Product sales	$147,634	$131,532	12%	$279,959	$241,666	16%
Royalties	22,734	51,955	-56%	48,111	100,538	-52%

Total revenues	170,368	183,487	-7%	328,070	342,204	-4%
Cost of goods sold	45,938	47,321	-3%	92,650	88,560	5%
Selling expenses	53,575	43,390	23%	101,317	80,668	26%
General and administrative expenses	24,849	26,333	-6%	48,724	56,926	-14%
Research and development costs	20,921	9,790	114%	39,384	18,949	108%
Acquired in-process research and development (1)	384	—	—	11,770	—	—
Restructuring charges (2)	20,185	—	—	20,185	—	—
Amortization expense	14,133	7,817	81%	27,420	15,884	73%

	179,985	134,651	34%	341,450	260,987	31%

Income (loss) from operations	(9,617)	48,836	—	(13,380)	81,217	—
Interest, net	(11,174)	(6,598)		(23,073)	(13,908)
Other (expense), net including translation and exchange	(632)	(5,803)		(1,678)	(1,712)
Loss on early extinguishment of debt	(5,898)	—		(5,898)	—

Income (loss) from continuing operations before provision for income taxes and minority interest	(27,321)	36,435		(44,029)	65,597
Provision for income taxes	(99)	13,845		(6,281)	24,927
Minority interest	103	5,152		89	10,011

Income (loss) from continuing operations	(27,325)	17,438		(37,837)	30,659
(Loss) from discontinued operations, net	(13,966)	(2,567)		(17,027)	(2,118)

Net income (loss)	$(41,291)	$14,871		$(54,864)	$28,541

Basic earnings per common share
Income (loss) from continued operations	$(0.32)	$0.21		$(0.45)	$0.36
Discontinued operations, net	(0.17)	(0.03)		(0.21)	(0.02)

Net income (loss)	$(0.49)	$0.18		$(0.66)	$0.34

Shares used in per share computation	83,880	84,117		83,663	84,110

Diluted earnings per common share
Income (loss) from continued operations	$(0.32)	$0.21		$(0.45)	$0.36
Discontinued operations, net	(0.17)	(0.03)		(0.21)	(0.02)

Net income (loss)	$(0.49)	$0.18		$(0.66)	$0.34

Shares used in per share computation	83,880	84,574		83,663	84,433

(1)	Expense associated with the write-off of acquired in-process research and development (“IPR&D”) related to the Amarin acquisition.

(2)	Restructuring charges are primarily related to our manufacturing rationalization plan and include impairment charges on manufacturing sites and severance charges.

Valeant Pharmaceuticals International	Table 2
Consolidated Condensed Statements of Operations
and reconciliation of Non-GAAP Adjustments

	Three Months Ended
	June 30, 2004
		Non-GAAP
	GAAP	Adjustments		Adjusted
In thousands, except per share data
Product sales	$147,634	$—		$147,634
Royalties	22,734	—		22,734

Total revenues	170,368	—		170,368
Cost of goods sold	45,938	—		45,938
Selling expenses	53,575	(3,351	)(a)	50,224
General and administrative expenses	24,849	(1,159	)(a)	23,690
Research and development costs	20,921	—		20,921
Acquired in-process research and development	384	(384	)(b)	—
Restructuring charges	20,185	(20,185	)(c)	—
Amortization expense	14,133	—		14,133

	179,985	(25,079)		154,906

Income (loss) from operations	(9,617)	25,079		15,462
Interest, net	(11,174)	—		(11,174)
Other (expense), net including translation and exchange	(6,530)	5,898	(d)	(632)

Income (loss) from continuing operations before provision for income taxes and minority interest	(27,321)	30,977		3,656
Provision for income taxes	(99)	1,635	(e)	1,536
Minority interest	103	—		103

Income (loss) from continuing operations	(27,325)	29,342		2,017
(Loss) from discontinued operations, net	(13,966)	10,080	(f)	(3,886)

Net income (loss)	$(41,291)	$39,422		$(1,869)

Basic earnings per common share
Income (loss) from continued operations	$(0.32)			$0.02
Discontinued operations, net	(0.17)			(0.04)

Net income (loss)	$(0.49)			$(0.02)

Shares used in per share computation	83,880			83,880

Diluted earnings per common share
Income (loss) from continued operations	$(0.32)			$0.02
Discontinued operations, net	(0.17)			(0.04)

Net income (loss)	$(0.49)			$(0.02)

Shares used in per share computation	83,880			86,435

(a)	Sales force reduction costs.

(b)	In-process research and development charge related to the acquisition of Amarin.

(c)	Restructuring charges are primarily related to our manufacturing rationalization plan and include impairment charges on manufacturing sites and severance charges.

(d)	Loss on early extinguishment of debt.

(e)	Tax effect for non-GAAP adjustments.

(f)	Environmental reserve, net of tax.

We use certain non-GAAP financial measures, including adjusted net income (loss) from continuing operations and adjusted EPS, which exclude IPR&D, sales force reduction costs, restructuring costs, settlement on tax dispute and early extinguishment of debt. Our chief decision maker excludes these item in assessing financial performance, primarily due to their non-operational nature or because they are outside of our normal operations. The non-GAAP financial measures should not be considered as an alternative to, or more meaningful than the GAAP financial measures.

Valeant Pharmaceuticals International	Table 3
Consolidated Condensed Statements of Operations
and reconciliation of Non-GAAP Adjustments

	Six Months Ended
	June 30, 2004
		Non-GAAP
	GAAP	Adjustments		Adjusted
In thousands, except per share data
Product sales	$279,959	$—		$279,959
Royalties	48,111	—		48,111

Total revenues	328,070	—		328,070
Cost of goods sold	92,650	—		92,650
Selling expenses	101,317	(3,351	)(a)	97,966
General and administrative expenses	48,724	(1,159	)(a)	47,565
Research and development costs	39,384			39,384
Acquired in-process research and development	11,770	(11,770	)(b)	—
Restructuring charges	20,185	(20,185	)(c)	—
Amortization expense	27,420	—		27,420

	341,450	(36,465)		304,985

Income (loss) from operations	(13,380)	36,465		23,085
Interest, net	(23,073)	—		(23,073)
Other (expense), net including translation and exchange	(7,576)	5,898	(d)	(1,678)

Income (loss) from continuing operations before provision for income taxes and minority interest	(44,029)	42,363		(1,666)
Provision for income taxes	(6,281)	5,848	(e)	(433)
Minority interest	89	—		89

Income (loss) from continuing operations	(37,837)	36,515		(1,322)
(Loss) from discontinued operations, net	(17,027)	10,080	(f)	(6,947)

Net income (loss)	$(54,864)	$46,595		$(8,269)

Basic earnings per common share
Income (loss) from continued operations	$(0.45)			$(0.02)
Discontinued operations, net	(0.21)			(0.08)

Net income (loss)	$(0.66)			$(0.10)

Shares used in per share computation	83,663			83,663

Diluted earnings per common share
Income (loss) from continued operations	$(0.45)			$(0.02)
Discontinued operations, net	(0.21)			(0.08)

Net income (loss)	$(0.66)			$(0.10)

Shares used in per share computation	83,663			83,663

(a)	Sales force reduction costs.

(b)	In-process research and development charge related to the acquisition of Amarin.

(c)	Restructuring charges are primarily related to our manufacturing rationalization plan and include impairment charges on manufacturing sites and severance charges.

(d)	Loss on early extinguishment of debt.

(e)	Tax effect for non-GAAP adjustments.

(f)	Environmental reserve, net of tax.

See non-GAAP financial measure disclosure on previous page.

Valeant Pharmaceuticals International	Table 4
Non- GAAP reconciliation of diluted earnings per share
for the three and six months ended June 30, 2004 and 2003

	Three Months Ended		Six Months Ended
	June 30		June 30
In thousands, except per share data	2004	2003	2004	2003
Income (loss) from continuing operations	$(27,325)	$17,438	$(37,837)	$30,659
Non-GAAP pre-tax adjustments:
IPR&D	384	—	11,770	—
Sales force reduction costs (1)	4,510	—	4,510	—
Restructuring charges	20,185	—	20,185	—
Loss on early extinguishment of debt	5,898	—	5,898	—
Tax effect on the above charges and tax settlements (2)	(1,635)	—	(5,848)	—

Adjusted income (loss) from continuing operations before the the above charges	$2,017	$17,438	$(1,322)	$30,659

Adjusted diluted EPS from continuing operations	$0.02	$0.21	$(0.02)	$0.36

Shares used in per share calculation	86,435	84,574	83,663	84,433

(1)	Relates to sales force reduction in Spain.

(2)	We have recorded minimum tax benefits on the restructuring charges and sales force reduction costs, which reflects the uncertainty of the realization of these tax benefits in some of the markets that these costs were incurred. Additionally, this amount includes resolution of a tax dispute with the Puerto Rico tax authority on our 1998-1999 tax returns.

Reconciliation of consolidated operating income to non-
GAAP earnings before interest, taxes, depreciation and
amortization (“EBITDA”)

	Three Months Ended			Six Months Ended
	June 30			June 30
	2004	2003	% Change	2004	2003	% Change
Consolidated operating income (loss) (GAAP)	$(9,617)	$48,836	—	$(13,380)	$81,217	—
Depreciation and amortization	20,212	13,758	47%	41,869	28,021	49%

EBITDA (non-GAAP) (1)	10,595	62,594	-83%	28,489	109,238	-74%
Non-GAAP adjustments (2)	25,079	—		36,465	—

EBITDA (non-GAAP)	$35,674	$62,594	-43%	$64,954	$109,238	-41%

(1)	The company believes that EBITDA is a meaningful non-GAAP financial measure as an earnings derived indicator that approximates cashflow. EBITDA as defined and presented by the Company may not be comparable to similar measures reported by other companies.

(2)	Non-GAAP adjustments include IPR&D, restructuring charges, sales force reduction costs and an accrual for an environmental reserve. We exclude these costs due to their non-operational nature or because they are outside of our normal operations.

See non-GAAP financial measure disclosure on previous page.

Valeant Pharmaceuticals International	Table 5
Supplemental Sales Information
For the three months ended June 30, 2004 and 2003

	Three Months Ended			Six Months Ended
	June 30			June 30
	2004	2003	% Change	2004	2003	% Change
Total Global Product Sales (1)	$33,160	$28,492	16%	$66,729	$51,050	31%
Total Other Product Sales (1)	114,474	103,040	11%	213,230	190,616	12%

Total Product Sales	$147,634	$131,532	12%	$279,959	$241,666	16%

(1)	Global Products-Global products represent those products with targeted centralized promotional strategy.

Valeant Pharmaceuticals International	Table 6
Consolidated Condensed Statement of Revenue and Operating Income — Regional
for the three and six months ended
June 30, 2004 and 2003
(in thousands)

	Three Months Ended			Six Months Ended
	June 30			June 30
Revenues	2004	2003	% Change	2004	2003	% Change
North America	$35,258	$26,063	35%	$62,887	$41,434	52%
Latin America	36,491	33,685	8%	65,644	60,056	9%
Europe	60,080	59,308	1%	123,199	114,884	7%
AAA	15,805	12,476	27%	28,229	25,292	12%

Total pharmaceuticals	147,634	131,532	12%	279,959	241,666	16%
Royalty revenues	22,734	51,955	-56%	48,111	100,538	-52%

Consolidated revenues	$170,368	$183,487	-7%	$328,070	$342,204	-4%

Cost of goods sold	$45,938	$47,321	-3%	$92,650	$88,560	5%

Gross profit margin on product sales	69%	64%		67%	63%

Operating Income (Loss)
North America	$10,903	$8,706	25%	$17,787	$5,775	208%
Latin America	12,891	11,051	17%	18,704	17,830	5%
Europe	2,913	7,755	-62%	11,527	14,893	-23%
AAA	1,619	(426)	—	1,496	1,224	22%

	28,326	27,086	5%	49,514	39,722	25%
Restructuring charges	(20,185)	—		(20,185)	—
IPR&D	(384)	—		(11,770)	—

Total pharmaceuticals	7,757	27,086	-71%	17,559	39,722	-56%

R&D Division	(5,315)	37,266	—	(6,287)	70,809	—

Consolidated segment operating income	2,442	64,352	-96%	11,272	110,531	-90%
Corporate expenses	(12,059)	(15,516)	-22%	(24,652)	(29,314)	-16%

Total consolidated operating income (loss)	$(9,617)	$48,836		$(13,380)	$81,217

	Three Months Ended				Six Months Ended
	June 30				June 30
Gross Profit	2004		2003		2004		2003
		%		%		%		%
	Amount	of Sales	Amount	of Sales	Amount	of Sales	Amount	of Sales
North America	$29,303	83%	$21,354	82%	52,823	84%	31,112	75%
Latin America	27,984	77%	24,166	72%	48,228	73%	43,379	72%
Europe	36,455	61%	32,524	55%	73,202	59%	66,181	58%
AAA	7,954	50%	6,167	49%	13,056	46%	12,434	49%

Total pharmaceuticals	$101,696	69%	$84,211	64%	187,309	67%	153,106	63%

Valeant Pharmaceuticals International	Table 7
Consolidated Balance Sheet Data
as of June 30, 2004 and December 31, 2003
(in thousands)

	June 30,	December 31,
	2004	2003
Cash	$717,789	$872,056
Accounts receivable, net	139,105	162,402
Inventory, net	103,178	91,906
Current liabilities	163,850	161,751
Long-term debt (1)	1,023,662	1,119,802
Total equity	545,416	605,361

(1)	On July 21,2004 we redeemed all of our outstanding 6 1/2% convertible subordinated notes due 2008. On a proforma basis after giving effect to the redemption our total indebtedness would have been $787.1 million as of June 30, 2004.

Valeant Pharmaceuticals International Supplemental Non-GAAP Information on Currency Effect (in thousands)	Table 8

	Three Months Ended		Six Months Ended
	June 30		June 30
	2004	2003	2004	2003
Consolidated
Product sales	$147,634	$131,532	$279,959	$241,666
Currency effect	(1,171)		(9,176)
Product sales, excluding currency impact	$146,463		$270,783
Operating income (loss)	$(9,617)	$48,836	$(13,380)	$81,217
Currency effect	(157)		(710)
Operating income, excluding currency impact	$(9,774)		$(14,090)
Geographic Product Sales
North America pharmaceuticals	$35,258	$26,063	$62,887	$41,434
Currency effect	(344)		(945)
North America pharmaceuticals, excluding currency impact	$34,914		$61,942
Latin America pharmaceuticals	$36,491	$33,685	$65,644	$60,056
Currency effect	1,866		1,533
Latin America pharmaceuticals, excluding currency impact	$38,357		$67,177
Europe pharmaceuticals	$60,080	$59,308	$123,199	$114,884
Currency effect	(2,109)		(8,050)
Europe pharmaceuticals, excluding currency impact	$57,971		$115,149
AAA pharmaceuticals	$15,805	$12,476	$28,229	$25,292
Currency effect	(584)		(1,714)
AAA pharmaceuticals, excluding currency impact	$15,221		$26,515

Note: Currency effect is determined by comparing adjusted 2004 reported amounts, calculated using 2003 monthly average exchange rates, to the actual 2003 reported amounts. Constant currency sales is not a GAAP defined measure of revenue growth. Constant currency sales as defined and presented by us may not be comparable to similar measures reported by other companies.